Exhibit 16

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose name appears below nominates, constitutes and appoints John F. Barry III, M. Grier Eliasek, and Brian H. Oswald (with power of substitution) as his true and lawful attorney-in-fact to make, execute and sign any Registration Statement on Form N-14 under the Securities Act of 1933 and the Investment Company Act of 1940, as amended, of PROSPECT CAPITAL CORPORATION, a Maryland corporation (“Prospect”), and all amendments and supplements thereto and to file the same with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of securities issued by Prospect, and to file any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the foregoing as fully to all intents and purposes as the undersigned Officers and Directors themselves might or could do.

IN WITNESS WHEREOF, each of the undersigned Directors have hereunto set their hand this January 8, 2014.

/s/ Andrew C. Cooper	/s/ William J. Gremp
Andrew C. Cooper	William J. Gremp
Director	Director

/s/ Eugene S. Stark	/s/ John F. Barry III
Eugene S. Stark	John F. Barry III
Director	Director, Chairman of the Board of Directors and Chief Executive Officer

/s/ Brian H. Oswald	/s/ M. Grier Eliasek
Brian H. Oswald	M. Grier Eliasek
Chief Financial Officer and Chief Compliance Officer	Director, President and Chief Operating Officer